EXHIBiT 10.1

Interim Executive Advisory Agreement

This Interim Executive Advisory Agreement (this “Agreement”), dated as of January 10, 2024, is entered by and between Rapid Deployment LLC (“RD”), located at 515 N. State Street, 14th Floor, Chicago IL 60654, and CytoDyn Inc. (“CD”), located at 1111 Main Street, Suite 660, Vancouver, Washington 98660. For purposes of this Agreement, all references to “CD” shall be deemed to include CytoDyn Inc. and its Affiliates (defined below) and their respective successors and assigns.

Recitals

A.RD serves as a private advisor to companies to assist with locating, assessing, recommending and engaging interim executives, fractional or project executives, advisors, consultants and board members (any such person introduced to CD by RD, a “Candidate”, and the Candidate once engaged by CD pursuant to this Agreement, the “Interim Executive”).

B.CD and RD have had discussions regarding CD’s need for an interim executive, and RD identified and introduced an Interim Executive to CD for engagement by CD upon the terms and conditions contained in this Agreement.

C.CD has interviewed the Interim Executive and determined that it wishes to engage the Interim Executive through RD to provide services and functions consistent with those described in Exhibit A. The term “Interim Executive” shall apply to the one executive as described in Exhibit A.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.	Search and Engagement.
1.1.Methodology.  Based on CD's requirements disclosed to RD, RD has identified the Interim Executive as a person with interest in the applicable CD position, presented credentials, and coordinated and conducted interview(s) with the Interim Executive.
1.2.Non-Circumvention. CD shall not directly or indirectly contact any Candidate introduced by RD other than through RD or otherwise circumvent RD or this Agreement. Without limiting the foregoing, CD shall not directly or indirectly (a) contact, deal with, negotiate, or participate in any employment, consulting or other relationship with any Candidate first identified or introduced to CD by RD or (b) submit proposals to or solicit any Candidate first identified or introduced to CD by RD other than through RD and in accordance with this Agreement.
1.3.Statement of Work. The parties have agreed to a Statement of Work (“SOW”) defining the services that the Interim Executive shall perform (attached as Exhibit A). The parties may agree to additional SOWs to be attached to this Agreement.
2.	Fees and Payment.
2.1.Billing Rates, Fees, Performance Incentives, Equity or Project Costs. The monthly, hourly, daily or project billing rates (“Billing Rates”) for each Interim Executive shall vary depending on the Interim Executive and the scope of services to be provided to CD. CD acknowledges and agrees that all Billing Rates presented to CD shall include additional fees which shall be retained by RD based upon arrangements agreed upon by RD and the applicable Interim Executive. The Billing Rates and other payment amounts, and the method of payment by CD to RD, shall be set forth in Exhibit B. All Billing Rates and other amounts to be paid by CD for the services of the Interim Executive as set forth in Exhibit

B shall be directly paid to RD by wire transfer. CD shall not pay any Billing Rates or other amounts to the Interim Executive. CD shall pay all such amounts in advance as provided in the SOW.
2.2.Payment by CD to RD. CD shall pay to RD in advance by wire transfer as invoiced from time to time (and RD shall thereafter pay to the applicable Interim Executive) for the services to be provided by the Interim Executive during such corresponding period and as described in Exhibit B. Other than the case in which the Interim Executive voluntarily ceases to render services to CD, such payments shall be nonrefundable.
2.3.Expenses. CD shall reimburse RD for all the Ongoing Expenses (defined below) that have been incurred by RD or the Interim Executive and which have received prior approval from CD. For purposes of this Agreement, “Ongoing Expenses” shall include expenses related to any Interim Executive’s provision of services to CD, including hotel, airfare (business class if international), car rental, and other expenses invoiced at actual cost. At the request of RD from time to time, CD shall pay to RD an advance of such Ongoing Expenses on a monthly basis. Whenever possible, CD shall directly book airfare and hotel for the Interim Executive.
2.4.Billing and Payment.  RD and CD agree that all billings for an Interim Executive pursuant to this Agreement shall be made solely by RD and that CD shall pay all Billing Rates and other amounts due under this Agreement directly to RD and that RD shall exclusively handle all such billings. CD agrees that it shall not discuss, whether directly or indirectly, any such billing or payment matters with any Interim Executive at any time during the term of this Agreement without the written consent of RD. All payments to be made pursuant to this Agreement by CD shall be deemed earned when paid and shall be deemed to come from CD’s general operating expenses. CD agrees that RD shall be paid on an advanced prepaid basis in order to complete work under this Agreement. Further, CD agrees that RD shall not be, or become, a creditor of CD but instead shall be paid in advance for its services on an operating basis.
2.5.Delinquent Payments; Interest on Unpaid Fees.  RD reserves the right to charge interest on late payments at the annual rate of 5% plus the applicable prime lending rate for the time period beginning on the due date and ending on the date paid. RD shall have the right to assign to any Interim Executive the right, whether in full or in part, to collect payment from CD for any amounts due by CD hereunder. Neither RD nor any Interim Executive shall have any obligation to provide services to CD if and for so long as any payment due hereunder by CD is delinquent.
3.	Communication with Interim Executives and Candidates.
3.1.Contact Through RD. Other than the Interview, CD shall not contact, directly or indirectly, Candidate prior to the execution of a SOW as to Candidate without RD’s written consent.  In the event, notwithstanding the immediately prior sentence, CD so contacts a Candidate or an Interim Executive without RD’s consent, CD shall be deemed to have agreed to and ratified all the provisions of this Agreement, including any and all Billing Rates for the Interim Executives as determined by RD.
3.2.Continuing Obligations. Any services to be provided to CD at any time during the term of this Agreement and for a period of 36 months after the date of termination of this Agreement by any Candidate first introduced or presented to CD by RD shall be governed by this Agreement and handled exclusively through RD. If CD desires to refer any Candidate to any Person (defined in Section 10.1), such referral shall be exclusively made through RD.  If CD desires that any Candidate recommend any other Candidate, such recommendations shall be exclusively made through RD.
4.	Qualification of Interim Executives. RD does not make any representation, warranty or guarantee that it shall be able to identify or introduce to CD an interim executive who meets CD’s needs or requirements. RD is not responsible for qualifying any Candidate selected by CD. CD shall be solely responsible for reviewing any Candidate’s qualifications in order to determine that such Candidate is qualified and suitable in all respects for CD's needs. RD shall not be responsible for the Interim Executive’s performance of any services for or on behalf of CD or for the actions, omissions or negligence of the Interim Executive. CD shall be solely responsible for the performance of the Interim Executive’s services to CD. The Interim Executive providing services to CD may withdraw from the engagement for any reason at any time without liability by providing CD written or verbal notice. CD is solely responsible to confirm that any Interim Executive selected has no conflicts of interest. CD affirms that it is not engaging any Interim Executive as an investment banker or broker-dealer.
5.	Buyout of this Agreement. If CD desires to hire, employ or otherwise engage any Interim Executive on a full-time, permanent, part-time or other basis not specifically contemplated under this Agreement, CD shall pay RD a fee equal to 30% of the forward-looking 12-month total gross compensation to be paid by CD to such Interim Executive, including all cash, equity and performance-based compensation (all of which, for purposes of calculating such fee, shall be deemed earned) (the “Buyout Fee”). If the CD and Interim Executive further agree to assumption of any liabilities or acquisition of assets owned by the Interim Executive, CD shall pay to RD 3% of the value of assets or liabilities assumed or purchased in addition to the Buyout Fee. The Buyout Fee shall be paid by CD to RD upon the earlier of (a) the first day of such employment or engagement of the Interim Executive or (b) the date of execution of an agreement between CD and the Interim Executive. RD shall have the right to inspect and audit the terms of such arrangement for purposes of determining the amount of the Buyout Fee owed to RD.
6.	Term and Termination. This Agreement shall commence on the date of this Agreement Exhibit A and shall automatically renew on a month-to-month basis unless terminated on the earlier of: (a) thirty days from the date CD notifies RD in writing that no additional services of the Interim Executive are desired or (b) thirty days from the date RD notifies CD in writing that this Agreement is terminated. Upon termination of this Agreement, CD shall pay any outstanding amounts due RD and any unused portion of any expenses advanced to RD shall be returned to CD. Without limiting the foregoing, RD shall have the right to suspend, and cause the Interim Executive to suspend, all services to be provided by RD or the Interim Executive in connection with this Agreement or the SOW to the extent any amount payable by CD pursuant to this Agreement is not paid when due.
7.	Control of Workplace. CD acknowledges and agrees that RD does not control the workplace in which the Interim Executive is to perform services for CD. CD shall be solely responsible for all decisions related to strategic, operational or other matters concerning CD’s business and the services of the Interim Executive, including the supervision and scheduling of any Interim Executive.
8.	D&O Insurance. If the Interim Executive shall provide services to CD as a director or officer of CD, then CD shall maintain during the period that the Interim Executive holds such position as officer or director (and for a tail period of not less than six years thereafter), directors and officers liability insurance against acts, errors or omissions of the Interim Executive. CD shall maintain such directors and officers insurance in the amount of not less than $5,000,000 and shall cause Interim Executive to be named as an “additional insured” party. CD shall deliver a certificate of such insurance as of the date hereof and upon any subsequent request of RD.
9.	Compliance with Laws, Rules and Regulations. CD shall comply with all federal, state, provincial and local laws, rules and regulations that govern or relate to the Interim Executive providing services to CD, including those relating to the workplace or its employees.
10.	Indemnification; Limited Liability.
10.1.CD Indemnification. CD shall defend, indemnify and hold harmless RD and its Affiliates and their respective officers, directors, employees, representatives and agents, and any Interim Executive providing services to CD, from and against any claim, liability, loss, cost or expense (including reasonable attorneys’ fees) arising out of or resulting from (i) CD’s breach of this Agreement or (ii) any act, omission, decision, statement, negotiation, representation, or other work of CD in connection with this Agreement or its engagement with any Interim Executive or any proceeding in which the Interim Executive or RD is named a party, or required to participate by subpoena or otherwise, relating to activities outside the term hereof or otherwise relating to actions not taken by the Interim Executive. For purposes of this Agreement, “Affiliates” means, with respect to any individual, corporation, insurance company, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body (each a “Person”), any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
10.2.Limitation of RD Liability. Notwithstanding anything contained in this Agreement, CD agrees that RD’s liability shall be limited solely to the gross negligence or willful misconduct on the part of RD in connection with the services provided under this Agreement. In such case, RD’s liability shall in no event exceed the fees paid to RD under the related SOW for the base pay paid to the Interim Executive for the most recent 30 day period (specifically excluding all bonuses and other additional compensation paid to the Interim Executive in such 30 day period). Each monthly payment made by CD to RD under this Agreement shall be deemed approved by CD of all services provided by RD or the Interim Executive as of the date of such payment.
10.3.CYTODYN INC. AGREES THAT RAPID DEPLOYMENT LLC SHALL HAVE NO LIABILITY TO CYTODYN INC. UNDER THIS AGREEMENT OR ANY SOW FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.	Resolution of Disputes.
11.1.Any dispute whatsoever relating to the interpretation, validity or performance of THIS Agreement and any other dispute arising out of this Agreement which cannot be resolved by the parties shall, upon 30 days written notice by either party, be settled upon application of any such party by arbitration in the City of Chicago, Illinois, in accordance with the rules then prevailing of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.
11.2.The arbitrators, if they deem that the matter requires it, are authorized to award to the party whose contention is sustained such amounts as they or a majority of them shall deem proper to compensate it for the time and expense incident to the proceedings, and, if the arbitration was demanded without reasonable cause, then they may also award damages caused by such action. The arbitrators shall determine their own reasonable compensation in accordance with the AAA Rules, unless otherwise provided by agreement, and shall assess the cost and charges of the proceedings upon either or both parties.
11.3.This Agreement shall be deemed made in Illinois and shall be governed by the laws of the State of Illinois. Each party irrevocably consents to the exclusive jurisdiction of the State of Illinois.
11.4.To the extent any representative of RD or any Interim Executive shall be requested by CD or required by government regulation, subpoena, or other legal process to participate in any arbitration, litigation or similar proceeding in connection with this Agreement initiated by a third party against CD or by CD against a third party, CD shall, so long as RD did not initiate such proceeding, compensate such representative or Interim Executive for all time spent in connection with such proceeding at their then respective hourly rates.

12.	Attorneys’ Fees, Costs and Expenses. The prevailing party shall be entitled to reimbursement by the other party for all attorneys’ fees, costs and other expenses incurred by the prevailing party in enforcing its rights under this Agreement. This liability shall be in addition to any other remedy which may be available to such party. The obligations under this Section 12 shall survive the termination of this Agreement.
13.	Confidentiality. RD shall hold as confidential and not disclose to any person or entity any confidential or proprietary information regarding CD which RD receives, other than to any Candidate or any employee, representative or agent of RD. RD shall not use such confidential or proprietary information for any purpose other than in connection with providing services in connection with this Agreement and providing services to CD. Notwithstanding the foregoing, RD may disclose any such information as may be required by law. Upon successful completion of services, RD may solicit testimonials from CD officers or board members, and if approved by CD, may publish testimonials in marketing materials.

14.	Media Release. With prior approval from CD, RD may, at its own expense, create, promote and publish testimonials or other announcements describing its services and the services of the interim executive in connection with services provided to CD at the conclusion of the engagement, which may include written statements, video or photograph.

15.	Miscellaneous.
15.1.This Agreement, and any rights or obligations arising hereunder, may not be assigned or delegated by CD without first obtaining, in advance, the written consent of RD.  This Agreement may be assigned by RD in connection with any merger, sale or transfer of its assets or operations provided the successors agrees to perform its obligations hereunder.
15.2.If any provision of this Agreement is declared void or unenforceable, such provision shall first be subject to reformation to the extent necessary to be brought into compliance, and the remaining provisions of this Agreement shall otherwise remain in full force and effect.
15.3.The provisions of this Agreement which by their nature are intended to continue beyond the termination of this Agreement or the completion of any services, including Section 1.2, Section 2.5, Section 3, Section 5, Section 8, Section 10, Section 11, Section 12 and Section 13 shall survive the expiration or the termination of this Agreement by any party.
15.4.Any notices which may be required under this Agreement shall be in writing, shall be effective when received and shall be given by personal service, by overnight mail or by certified or registered mail, return receipt requested, to the address set forth above, or to such other addresses which may be specified in writing to the respective parties.
15.5.The section headings are for reference only and shall not act to limit, define or control the meaning or effect of any provision, each of which shall be construed and enforced according to its own particular terms.
15.6.No amendment or modification of this Agreement shall be binding unless agreed in writing by the parties. By signing this Agreement, the signing party represents that he or she has unconditional authority to enter into this Agreement.

IN WITNESS WHEREOF, the parties, through their duly authorized officers, have executed this Agreement as of the day and year written above.

CYTODYN INCRapid Deployment LLC

By: __________________________By: ___________________________

NameOlivia Wagner

Title:_________________________President